MTS News Release

Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE May 7, 2018

MTS REPORTS FISCAL 2018 SECOND QUARTER FINANCIAL RESULTS

EDEN PRAIRIE, MN - May 7, 2018 - MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems and sensors, today reported financial results for its fiscal year 2018 second quarter ended March 31, 2018.

SECOND QUARTER FINANCIAL AND OPERATING HIGHLIGHTS

➢ Revenues of $191 million, driven by strong Sensors revenue growth of 17% year-over-year

➢	Test service continues momentum with revenue growth of 14% year-over-year

➢	Diluted earnings per share of $0.44, a $0.06 year-over-year increase

➢	Strong balance sheet, including cash of $84 million at quarter end

➢	Continued deleveraging of the balance sheet with $34 million of debt payments

➢	Declared 145th consecutive quarterly dividend of $0.30 per share

FINANCIAL TABLE

	Three Months Ended		Six Months Ended
(in thousands, except per share data - unaudited)	March 31, 2018	April 1, 2017	March 31, 2018	April 1, 2017
Revenue	$191,323	$193,424	$385,485	$392,703
Revenue % increase (decrease)[1]	(1.1)%	41.1%	(1.8)%	41.5%
Gross margin	39.1%	40.8%	39.6%	38.8%
Operating margin	8.7%	8.0%	8.6%	6.5%
Net income	$8,438	$7,199	$41,589	$8,904
Diluted earnings per share	0.44	0.38	2.16	0.47
Adjusted diluted earnings per share[2]	0.45	0.67	2.18	1.23
Adjusted EBITDA[2]	27,526	33,264	54,404	64,789
Cash and cash equivalents, end of period	84,378	97,433
Test backlog, end of period	299,296	298,136
Total debt, end of period	409,733	460,016

[1]	Growth rate in the second quarter of fiscal year 2017 reflects the first year of our PCB acquisition from July 5, 2016.

[2]	Refer to the "Non-GAAP Financial Measures" section below for discussion on the calculation of these non-GAAP financial measures.

MTS News Release

EXECUTIVE COMMENTARY

"We are very pleased with the strength in our Sensors business, which continues to deliver double-digit revenue growth, expanded bottom line performance and increasing momentum with strong orders in our most recent quarter," stated Dr. Jeff Graves, President and Chief Executive Officer. "The breadth of our Sensors product portfolio and the expanded ability to support customers worldwide provides us with the confidence that our Sensors business is in a good rhythm and will continue its strong performance as factory automation, defense programs and industrial markets drive strong demand for our products across our Sensors portfolio."

"The second quarter presented mixed results within our Test business as top line growth in both materials test and service was strong at 7.8% and 14.1%, respectively, but was offset by weak equipment orders in the ground vehicles test sector. The strengths were driven by the rapid expansion of carbon fiber composites into new applications, the need to test materials and components created by 'additive manufacturing' and continuing growth in our service offerings. Our ground vehicles test sector experienced timing shifts of several large orders for automotive test equipment into the third and fourth quarters as our automotive customers re-prioritized capital spending into the development of autonomous vehicles,” stated Dr. Graves. “Our Test business continues to be positioned well with our leading technology and product offerings which drive precision, durability and reliability for our customers. We will continue to expand our businesses in our materials and structures test sectors while managing through the volatile ground vehicles environment."

“During the quarter, we announced a restructuring of our Test business in China, one of our fastest growing regions. This investment will result in the closure of two local manufacturing plants, located in Shanghai and Shenzhen, the transfer of production to a state-of-the-art contract manufacturing partner, the consolidation of engineering, sales and service organizations, and reduce the compliance risk profile of our Chinese operations. Demand is growing rapidly in China, particularly for the materials test systems we produce there, and the resulting streamlined operational footprint is expected to support this growth for many years to follow,” concluded Dr. Graves.

HIGHLIGHTS FOR THE 2018 SECOND FISCAL QUARTER

Revenue
Revenue was $191.3 million, down $2.1 million or 1.1%, compared to the same quarter in the prior year, driven mainly by a 17.2% increase in our Sensors business being more than offset by lower equipment volume in the ground vehicles sector of our Test business. Our Sensors business generated continued momentum from new opportunities in the Sensors test sector, along with continued growth in the Sensors position sector and broad demand across the remaining Sensors sectors.

Orders
Test orders for the quarter were $105.1 million, a sequential 3.7% decrease over the first quarter of fiscal year 2018 and 4.4% lower than the same prior-year period. The overall decline from the prior year was attributable to shifts in timing of several large custom orders, primarily in vehicles and structures, which are subject to variability in timing of order execution as customers shift investment priorities. Orders for materials test systems and test services were again strong, driven by growth in new advanced materials and additive manufacturing, usage. The Test opportunity pipeline remains robust at $1.0 billion in opportunities over the next 12 months. Test ended the quarter with a backlog of $299.3 million, a 1.9% decline sequentially from the first quarter of fiscal year 2018.

Sensors orders for the quarter were a record $84.2 million, representing a sequential 9.7% increase over the first quarter of fiscal year 2018. This strength was driven by broad demand in the test and position sensors sectors, and all major geographies. Sensors backlog at quarter end was also a record $52.9 million.

Earnings Before Taxes
Earnings before taxes totaled $10.2 million, up $1.5 million compared to the same prior-year period. The increase was mainly due to the non-recurrence of $7.4 million related to the fiscal year 2017 investigation into code of conduct violations in our China Test operations in the prior year and the non-recurrence of prior year acquisition integration expenses, along with strong current year growth in Sensors revenue. Partially offsetting the growth was a decline in Test revenue, driven by lower order volumes and product mix.

MTS News Release

Diluted Earnings Per Share
Diluted earnings per share was $0.44 compared to $0.38 in the same prior-year period on net income of $8.4 million and $7.2 million, respectively. Results for the second quarter of fiscal year 2018 included a reduction in the effective tax rate as a result of the U.S. tax reform and lower operating expenses resulting from cost containment measures.

Adjusted EBITDA
Adjusted EBITDA grew to $27.5 million in the second quarter of fiscal year 2018, up 2.4% sequentially from the first quarter of fiscal year 2018. Adjusted EBITDA decreased $5.7 million from the second quarter of fiscal year 2017 primarily due to the decline in Test revenue. A reconciliation of this non-GAAP financial measure to net income, the most directly comparable GAAP financial measure, is provided in Exhibit D of this earnings release.

Capital Structure
During the quarter, we continued to execute on our plan to strengthen our balance sheet. This included debt payments of $34 million during the quarter, $25 million of which was in excess of our mandatory repayment requirements. Our strong cash position and ability to repatriate cash to the United States on favorable terms will further accelerate our deleveraging efforts in the future.

Dividend
The Board of Directors declared a quarterly dividend of $0.30 per share. The dividend was payable on April 2, 2018 to shareholders of record as of the close of business on March 19, 2018. This was our 145th consecutive quarterly dividend.

China Restructuring
As disclosed in a Form 8-K filed with the SEC on March 13, 2018, we announced workforce reductions and manufacturing facility closures in our Test segment corresponding to the transfer of production operations in China to a contract manufacturing partner. These changes are designed to increase organizational effectiveness, gain manufacturing efficiencies, provide cost savings that can be reinvested in growth initiatives and reduce the compliance risk profile of our Chinese operations. This action will impact two China Test manufacturing facilities with no changes anticipated in the United States or European operations from this transfer.

During fiscal year 2018, we expect to incur an additional $1.0 million to $2.0 million of pre-tax restructuring costs. We anticipate this restructuring action to be completed by the end of fiscal year 2018 with the majority of cash paid in the first half of fiscal year 2019. The entire restructuring program, which includes the change in operating model, is expected to yield future annualized savings of approximately $5.0 million to $10.0 million.

OUTLOOK

Test Business
We continue to expect the Test business to experience flat to slightly declining revenue, with modest earnings growth, for the full year, with the second half anticipated to perform stronger than the first half of the year. Investments targeted specifically at operational efficiency initiatives and new products will continue throughout fiscal year 2018 given the outlook for Test demand over the next few years.

Overall, the demand outlook in Test for the remainder of the fiscal year remains positive as compared to the first half of the year. We believe this demand will be driven heavily by the increased use of additive manufacturing and composites in the materials sector and vehicle light-weighting. We are also pleased with the demand for our core durability products, as civil structural and aerospace testing continues to grow. The challenging headwind in the ground vehicles sector continues to weigh on our near-term results; however, we expect more solidification of OEM investments in the second half of fiscal year 2018 and into fiscal year 2019.

MTS News Release

Sensors Business
Strong demand in the Sensors business is anticipated to continue in the second half of fiscal year 2018 across all sectors, driven by new products across all major markets and geographies. Continued realization of synergies, related to both operational efficiencies and revenue growth, is expected over the next several years as a result of integration efforts being substantially complete. This combination of positive factors is expected to yield strong, double-digit top line growth, along with gross margin and Adjusted EBITDA expansion for the Sensors business in the second half of fiscal year 2018.

Consolidated
Based on these factors, we reaffirm our expected outlook for fiscal year 2018 which includes the following:

Metric	Outlook
Revenue	$780 million to $820 million
Adjusted EBITDA	$120 million to $140 million
Diluted earnings per share	$3.55 to $3.85

Our diluted earnings per share reflects the adoption of the Tax Cuts and Jobs Act of 2017 and restructuring charges of $1.0 million to $3.0 million primarily related to the consolidation of our Test operations in China. We anticipate our effective tax rate, excluding discrete tax items, to be 16-19% in fiscal year 2018.

A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income, the most directly comparable GAAP financial measure, is included in Exhibit E of this earnings release.

SECOND QUARTER CONFERENCE CALL

A conference call will be held on May 8, 2018 (tomorrow), at 10:00 a.m. ET (9:00 a.m. CT). Dr. Jeff Graves, President and Chief Executive Officer, and Brian Ross, Senior Vice President and Chief Financial Officer, will host the call, which will include a question and answer session after prepared remarks.

Call toll free +1-800-289-0438 (international toll +1-323-794-2423) and reference the conference pass code "4699933". Telephone replay will be available at 1:00 p.m. ET following the call until 1:00 p.m. ET, May 15, 2018. Call toll free +1-888-203-1112 and reference the conference pass code "4699933".

A transcript of the call can also be accessed from the MTS website at http://investor.mts.com beginning on May 9, 2018.

ABOUT MTS SYSTEMS CORPORATION

MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’s high-performance sensors provide controls for a variety of applications measuring motion, pressure, position, force and sound. MTS had 3,500 employees as of September 30, 2017 and revenue of $788 million for the fiscal year ended September 30, 2017. Additional information on MTS can be found at www.mts.com.

MTS News Release

NON-GAAP FINANCIAL MEASURES

We believe that disclosing adjusted diluted earnings per share, which is diluted earnings per share excluding the impact from restructuring, acquisition integration expenses, acquisition inventory fair value adjustment and China investigation expenses is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Adjusted diluted earnings per share is a financial measure that does not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate this measure by adding back the after-tax effect of the restructuring expenses, acquisition integration expenses, acquisition inventory fair value adjustment and China investigation expenses to net income and dividing the result by the diluted weighted average shares outstanding.

We believe that disclosing earnings before interest, taxes, depreciation and amortization (EBITDA) and EBITDA excluding the impact from stock-based compensation, restructuring expenses, acquisition integration expenses, acquisition inventory fair value adjustment and China investigation expenses (Adjusted EBITDA) is useful to investors as a measure of leverage and operating performance. We use these measures to monitor and evaluate leverage and operating performance. EBITDA and Adjusted EBITDA are financial measures that do not reflect GAAP. We calculate EBITDA by adding back interest, taxes, depreciation and amortization expense to net income. Adjusted EBITDA is calculated by adding back stock-based compensation, restructuring expenses, acquisition integration expenses, acquisition inventory fair value adjustment and China investigation expenses to EBITDA.

Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. Reconciliations of the components of these measures to the most directly comparable GAAP financial measures are included in Exhibits B, C, D and E of this earnings release.

FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading "Outlook" are forward-looking statements, and words such as "may," "will," "should," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions identify forward-looking statements in other parts of the release. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, statements about the opportunities and outlook for our Sensors and Test sectors and other statements that are not historical facts. These statements are based on MTS’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions that could cause MTS’s actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those described in the "Risk Factors" section of MTS’s most recent Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. The reports referenced above are available on MTS’s website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which statements are made, and MTS undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.

INVESTOR RELATIONS CONTACT

Brian Ross
Senior Vice President and Chief Financial Officer
brian.ross@mts.com
(952) 937-4000

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31, 2018	April 1, 2017	March 31, 2018	April 1, 2017

Revenue	$191,323	$193,424	$385,485	$392,703
Cost of sales	116,498	114,568	232,732	240,383
Gross profit	74,825	78,856	152,753	152,320
Gross margin	39.1%	40.8%	39.6%	38.8%

Operating expenses
Selling, general and administrative	49,589	54,183	102,179	108,676
Research and development	8,626	9,261	17,467	17,942
Total operating expenses	58,215	63,444	119,646	126,618

Income from operations	16,610	15,412	33,107	25,702
Operating margin	8.7%	8.0%	8.6%	6.5%

Interest expense, net	(6,708)	(7,418)	(13,512)	(14,698)
Other income (expense), net	274	666	51	(163)

Income before income taxes	10,176	8,660	19,646	10,841
Income tax provision (benefit)	1,738	1,461	(21,943)	1,937
Net income	$8,438	$7,199	$41,589	$8,904

Earnings per share
Basic
Earnings per share	$0.44	$0.38	$2.17	$0.47
Weighted average common shares outstanding	19,150	19,016	19,137	18,992

Diluted
Earnings per share	$0.44	$0.38	$2.16	$0.47
Weighted average common shares outstanding	19,273	19,109	19,258	19,095

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	March 31, 2018	September 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$84,378	$108,733
Accounts receivable, net	118,593	123,994
Unbilled accounts receivable, net	60,729	76,914
Inventories, net	143,487	127,728
Other current assets	25,227	19,880
Total current assets	432,414	457,249

Property and equipment, net	95,573	99,930
Goodwill	370,513	369,762
Intangible assets, net	250,470	255,079
Other long-term assets	6,951	7,672
Total assets	$1,155,921	$1,189,692

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Current maturities of long-term debt, net	$53,210	$39,095
Accounts payable	47,394	47,515
Advance payments from customers	83,039	76,712
Other accrued liabilities	73,422	84,067
Total current liabilities	257,065	247,389

Long-term debt, less current maturities	356,523	418,544
Other long-term liabilities	70,103	94,982
Total liabilities	683,691	760,915

Shareholders' equity
Common stock, $0.25 par; 64,000 shares authorized:
17,792 and 17,760 shares issued and outstanding as
of March 31, 2018 and September 30, 2017, respectively	4,448	4,440
Additional paid-in capital	166,757	163,632
Retained earnings	292,200	261,258
Accumulated other comprehensive income (loss)	8,825	(553)
Total shareholders' equity	472,230	428,777
Total liabilities and shareholders' equity	$1,155,921	$1,189,692

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Months Ended
	March 31, 2018	April 1, 2017	% Variance
Test Segment
Revenue	$110,238	$123,840	(11)%
Cost of sales	76,011	79,106	(4)%
Gross profit	34,227	44,734	(23)%
Gross margin	31.0%	36.1%

Operating expenses	30,932	38,367	(19)%

Income from operations	$3,295	$6,367	(48)%

Sensors Segment
Revenue	$81,542	$69,584	17%
Cost of sales	40,922	35,462	15%
Gross profit	40,620	34,122	19%
Gross margin	49.8%	49.0%

Operating expenses	27,283	25,077	9%

Income (loss) from operations	$13,337	$9,045	47%

Intersegment Eliminations
Revenue	$(457)	$—
Cost of sales	(435)	—
Gross profit	(22)	—

Income (loss) from operations	$(22)	$—

Total Company
Revenue	$191,323	$193,424	(1)%
Cost of sales	116,498	114,568	2%
Gross profit	74,825	78,856	(5)%
Gross margin	39.1%	40.8%

Operating expenses	58,215	63,444	(8)%

Income from operations	$16,610	$15,412	8%

MTS News Release

Exhibit B
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Restructuring, Acquisition Integration
and China Investigation Expenses
(unaudited - in thousands, except per share data)

	Three Months Ended
	March 31, 2018			April 1, 2017
	Pre-Tax	Tax	Net	Pre-Tax	Tax	Net
Net income	$10,176	$1,738	$8,438	$8,660	$1,461	$7,199
Restructuring expenses [1]	362	92	270	381	134	247
Acquisition integration expenses[2]	—	—	—	690	188	502
China investigation expenses[2]	—	—	—	6,759	1,827	4,932
Adjusted net income [3]	$10,538	$1,830	$8,708	$16,490	$3,610	$12,880

Weighted average diluted common shares outstanding			19,273			19,109

Diluted earnings per share	$0.53	$0.09	$0.44	$0.45	$0.07	$0.38
Impact of restructuring expenses	0.02	0.01	0.01	0.02	0.01	0.01
Impact of acquisition integration expenses	—	—	—	0.04	0.01	0.03
Impact of China investigation expenses	—	—	—	0.35	0.10	0.25
Adjusted diluted earnings per share[3]	$0.55	$0.10	$0.45	$0.86	$0.19	$0.67

1 In determining the tax impact of restructuring expenses, we applied the statutory rate in effect for each jurisdiction where restructuring expenses were incurred.

2 In determining the tax impact of acquisition integration and China investigation expenses, we applied a U.S. effective income tax rate before discrete items to these expenses.

[3] Denotes non-GAAP financial measure.

MTS News Release

Exhibit C
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Restructuring, Acquisition Integration
Acquisition Inventory Fair Value Adjustment and China Investigation Expenses
(unaudited - in thousands, except per share data)

	Six Months Ended
	March 31, 2018			April 1, 2017
	Pre-Tax	Tax	Net	Pre-Tax	Tax	Net
Net income	$19,646	$(21,943)	$41,589	$10,841	$1,937	$8,904
Restructuring expenses [1]	608	154	454	944	330	614
Acquisition integration expenses[2]	—	—	—	2,378	624	1,754
Acquisition inventory fair value adjustment[2]	—	—	—	7,724	1,993	5,731
China investigation expenses[2]	—	—	—	8,735	2,337	6,398
Adjusted net income [3]	$20,254	$(21,789)	$42,043	$30,622	$7,221	$23,401

Weighted average diluted common shares outstanding			19,258			19,095

Diluted earnings per share	$1.02	$(1.14)	$2.16	$0.57	$0.10	$0.47
Impact of restructuring expenses	0.03	0.01	0.02	0.05	0.02	0.03
Impact of acquisition integration expenses	—	—	—	0.12	0.03	0.09
Impact of acquisition inventory fair value adjustment	—	—	—	0.40	0.10	0.30
Impact of China investigation expenses	—	—	—	0.46	0.12	0.34
Adjusted diluted earnings per share [3]	$1.05	$(1.13)	$2.18	$1.60	$0.37	$1.23

1 In determining the tax impact of restructuring expenses, we applied the statutory rate in effect for each jurisdiction where restructuring expenses were incurred.

2 In determining the tax impact of acquisition integration, acquisition inventory fair value adjustment and China investigation expenses, we applied a U.S. effective income tax rate before discrete items to these expenses.

[3] Denotes non-GAAP financial measure.

MTS News Release

Exhibit D
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income
(unaudited - in thousands)

	Three Months Ended		Six Months Ended
	March 31, 2018	April 1, 2017	March 31, 2018	April 1, 2017
Net income	$8,438	$7,199	$41,589	$8,904
Income tax provision (benefit)	1,738	1,461	(21,943)	1,937
Interest expense, net	6,708	7,418	13,512	14,698
Depreciation and amortization	8,612	8,440	17,348	16,832
EBITDA[1]	25,496	24,518	50,506	42,371

Stock-based compensation	1,668	916	3,290	2,637
Restructuring expenses	362	381	608	944
Acquisition integration expenses	—	690	—	2,378
Acquisition inventory fair value adjustment	—	—	—	7,724
China investigation expenses	—	6,759	—	8,735
Adjusted EBITDA[1]	$27,526	$33,264	$54,404	$64,789

[1] Denotes non-GAAP financial measure.

MTS News Release

Exhibit E
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income - Outlook
(unaudited - in thousands)

	Twelve Months Ending

	September 29, 2018
	Low	High
Net income	$68,500	$74,500
Income tax provision (benefit)	(18,500)	(15,000)
Interest expense, net	25,500	28,500
Depreciation and amortization	36,000	38,000
EBITDA[1]	$111,500	$126,000

Stock-based compensation and restructuring expenses	8,500	14,000
Adjusted EBITDA[1]	$120,000	$140,000

[1] Denotes non-GAAP financial measure.